Tonix Pharmaceuticals Holding Corp. 10-K

Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Tonix Pharmaceuticals Holding Corp. on Form S-3 (Nos. 333-282270 and 333-287965) and Form S-8 (Nos. 333-202006, 333-212300, 333-219928, 333-226776, 333-232137, 333-239152, 333-257437, 333-265705, 333-272746, 333-283651 and 333-287693) of our report dated March 12, 2026, on our audits of the consolidated financial statements as of December 31, 2025 and 2024 and for each of the years then ended, which report is included in this Annual Report on Form 10-K. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

March 12, 2026